Exhibit 99.1

             Cincinnati Financial Corporation Summarizes Estimates
                       of Third-Quarter Hurricane Losses

        - Hurricane Jeanne catastrophe losses at approximately $8 million

  - Total third-quarter pretax catastrophe losses in range of $94 million, net of reinsurance


    CINCINNATI, Oct. 11 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced an estimate of $8 million for pretax catastrophe losses resulting from Hurricane Jeanne and updated estimates for prior storms. Including Jeanne, third-quarter pretax catastrophe losses, net of reinsurance, now are estimated at $94 million. The impact of these claims on the third-quarter property casualty combined ratio, after an $11 million reinsurance reinstatement premium, would be approximately 13 percentage points. Earnings per share (after tax) would be reduced by approximately 40 cents.



                                                       Reported  Loss Estimate
                                                        Claims     (pretax,
     Third-Quarter                   States Primarily  (through     net of
         Event           Dates          Affected       October 8) reinsurance)

    Hurricane Jeanne  September 25-27  Florida, Georgia    <800     $8 million
    Hurricane Ivan    September 15-21  Alabama, Florida, <4,100    $37 million
                                       Georgia,
                                       Pennsylvania
    Hurricane Frances September 3-8    Florida             <800    $12 million
    Tropical Storm    August 29-30     Virginia            <100     $1 million
    Gaston
    Hurricane Charley August 13-14     Florida, Georgia    <900    $23 million
    Wind Storm        July 12-14       Illinois          <1,100    $13 million


    The loss estimate for each event includes losses from claims received as well as updated estimates of claims that have not yet been reported. The company now anticipates losses before reinsurance from Hurricane Ivan of more than $90 million.

    The company's reinsurance coverage protects against catastrophic events such as wind and hail, hurricanes or earthquakes. Under the 2004 reinsurance program, the company retains the first $25 million in losses arising from a single event and 43 percent of losses from $25 million to $45 million. The company retains only 5 percent of losses between $45 million and $500 million. To restore affected layers of the property catastrophe reinsurance program following Ivan, the company incurred a reinsurance reinstatement premium in the third quarter. While the company participates in wind pools in Florida and other affected states, it has received no information on which to develop estimates of any potential assessments.

    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "Without question, storms have had a significant impact on third-quarter results for The Cincinnati Insurance Companies and the insurance industry in general. The bigger impact, however, has been on the lives of policyholders throughout the Southeast. Our associates have been working diligently to serve these policyholders and to help them move forward. Our policyholders can take comfort in the financial strength that allows us to pay claims promptly and fairly. Reinsurance is one element of that financial strength and we are comfortable that the programs we have in place are appropriate for our organization."

    Schiff noted, "Our estimate of total year-to-date catastrophe losses has risen to $141 million, net of reinsurance. This estimate is above the $90 million to $100 million range we had assumed when developing our target full-year 2004 GAAP combined ratio of 92 percent. Preliminary indications are that strong profitability from our underlying business continued in the third quarter. We will update our combined ratio guidance based on more complete third-quarter information when we announce final results later this month."

    The effect of catastrophe losses on recent periods has been:


    (Dollars in millions,
     except per share)     Q204   Q104  1H04  Q403   Q303   Q203  Q103  FY2003

    Total catastrophe
     losses (pretax,
     net of reinsurance)   $46     $1    $47    $7    $41    $47    $2    $97
    Combined ratio
     impact                6.5%   0.1%   3.3%  1.0%   6.1%   7.1%  0.4%   3.6%
    Catastrophe losses
     per share (after
     tax)                $0.18  $0.00  $0.18 $0.03  $0.16  $0.18 $0.01  $0.37

    (Per share amounts have been adjusted for the 5 percent stock dividend paid June 15, 2004. The sum of the quarterly reported amounts may not equal the full year as each is computed independently.)


    Cincinnati Financial plans to report third-quarter results on Thursday, October 21. A conference call to discuss the results will be held at 2:30 p.m. EDT on that day. Details regarding the Internet broadcast of the conference call are available on the Investors page of http://www.cinfin.com .


    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at http://www.cinfin.com .

    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

     - unusually high levels of catastrophe losses due to changes in weather patterns, environmental events, terrorism incidents or other causes
     - ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased and financial strength of reinsurers
     - increased frequency and/or severity of claims
     - events or conditions that could weaken or harm the company's relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company's opportunities for growth, such as:
       - downgrade of the company's financial strength ratings,
       - concerns that doing business with the company is too difficult or
       - perceptions that the company's level of service is no longer a distinguishing characteristic in the marketplace
     - delays in the development, implementation, performance and benefits of technology projects and enhancements
     - inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves
     - results and timely completion of assessment and remediation of internal controls for financial reporting under the Sarbanes-Oxley Act of 2002
     - recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products
     - sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in the market value of Fifth Third Bancorp (Fifth Third) shares, a significant equity holding
     - events that lead to a significant decline in the market value of a particular security and impairment of the asset
     - prolonged low interest rate environment or other factors that limit the company's ability to generate growth in investment income
     - insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace
     - adverse outcomes from litigation or administrative proceedings
     - not receiving an exemptive order pursuant to the Investment Company Act of 1940 from the SEC, and the resulting changes that would be required in the company's operations


    Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

    Readers are cautioned that the company undertakes no obligation to review or update the forward-looking statements included in this material.



SOURCE  Cincinnati Financial Corporation
    -0-                             10/11/2004
    /CONTACT:  Investors, Heather J. Wietzel, +1-513-603-5950, or Media, Joan
O. Shevchik, +1-513-603-5323, both of Cincinnati Financial Corporation/
    /Web site: http://www.cinfin.com /
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  ERP